May 5, 1998



Mr. Thomas J. Jung
7644 S. Madison Circle
Littleton, Colorado  80112


         Re:      Options for Shares of Common Stock

Dear Mr. Jung:

     As we  discussed,  in  connection  with your recent  employment by Hallwood
Petroleum, Inc., Hallwood Consolidated Resources Corporation (the "Company") hereby grants you, effective as of the date of this letter, an option (the "Option") to acquire Nine Thousand Five Hundred Forty (9,540) shares of the common stock of the Company.

     Although your Option has not been granted pursuant to a previously existing option plan, your Option will be subject to terms and conditions identical to those in the Company's 1995 Share Option Plan (the "Option Plan"), and the associated 1995 Share Option Plan Loan Program (the "Loan Program"). We have enclosed copies of the Option Plan and the Loan Program for your reference and review. The following is a description of the Option. Terms not otherwise defined in this letter have the same meanings ascribed to them in the Option Plan. You are referred to as the Optionee in the following description.

     1. Option Price. The Option price is $15 3/4 for each Share.

     2. Date of Grant. The Option is granted as of May 5, 1998 (the "Date of Grant").

     3. Exercise of Option. The Option shall be exercisable in whole or in part in accordance with the provisions of the Option Plan as follows:

          (i) Schedule of Rights to Exercise.

               (a) 3180 Shares upon the Date of Grant,

               (b) 3180 Shares after May 5, 1999,

               (c) 3180 Shares after May 5, 2000,

or on such earlier date as the Option may vest in accordance with Section 7(d) of the Option Plan, but subject always to the limits set forth in Section 7(e) of the Option Plan.

          (ii) Method of Exercise. The Option shall be exercisable by a written notice delivered to the Company that shall:

               (a) state the election to exercise the Option and the number of Shares in respect of which it is being exercised; and

               (b) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to the Company, of the right of such person or persons to exercise the Option.

          (iii) Payment. The exercise price of any Shares purchased shall be paid solely in cash, by certified or cashier's check, by money order, with Shares (provided that at the time of exercise the Committee in its sole discretion does not prohibit the exercise of Options through the delivery of Shares owned by the Optionee for at least six months) or by a combination of the above; provided, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date received by the Company. Any Shares delivered in satisfaction of all or a portion of the exercise price shall be appropriately endorsed for transfer and assignment to the Company.

          (iv) Withholding. The Optionee shall make arrangements satisfactory to the Company for the withholding of any amounts necessary for withholding in accordance with applicable Federal or state income tax laws.

          (v) Issuance of Shares. No person shall be, or have any of the rights or privileges of, a Shareholder of the Company with respect to any of the Shares subject to an Option unless and until certificates representing such Shares shall have been issued and delivered to such person. As a condition of any issuance of a certificate for Shares, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of the Plan, the agreement evidencing the Option or any law or regulation including, but not limited to, the following:

               (a) A representation, warranty or agreement by the Optionee to the Company at the time any Option is exercised that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

               (b) A representation, warranty or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities laws deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

          (vi) Surrender of Option. Upon exercise of Option in part, if requested by the Company, the Optionee shall deliver Option and any other written agreements executed by the Company and the Optionee with respect to Option to the Company who shall endorse or cause to be endorsed thereon a notation of such exercise and return all agreements to the Optionee.

     4. Transferability of Option. In the Optionee's discretion, The Option may be transferred by the Optionee by gift or by contribution to (a) any member of Optionee's immediate family; (b) any entity of which Optionee or members of Optionee's family are the sole equity owners or beneficiaries or, if there are discretionary beneficiaries, among the class of discretionary beneficiaries; or
(c) any combination of the foregoing.

     5. Term of Option. The Option may not be exercised after the expiration of ten (10) years from the Date of Grant of the Option and is subject to earlier termination as provided in Section 8 of the Plan. The Option may be exercised during such term only in accordance with the Plan and the terms of the Option.

     6. Administration. The Option shall be administered by the Committee provided for and described in Section 13 of the Plan.

     If this letter agreement correctly sets forth your understanding regarding the Options, please acknowledge and accept the award by signing in the space provided below.


                                        Sincerely,

                                        HALLWOOD CONSOLIDATED
                                        RESOURCES CORPORATION



                                     /s/Russell P. Meduna
                                        Russell P. Meduna
                                        Executive Vice President

     I acknowledge receipt of the letter dated May 5, 1998 regarding the award of a Share Option, a copy of the 1995 Option Plan and the Loan Program, and represent that I am familiar with the terms and provisions thereof, and hereby accept the Option subject to all the terms and provisions of this letter, the Option Plan and the Loan Program. I hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee (as defined in the Option Plan ) upon any questions arising under my Option.



-----------------                              --------------------------
         Date                                         Thomas J. Jung